Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Bluefly, Inc.

We hereby consent to the incorporation by reference in this Registration Statement, in connection with the registration of 3,086,392 of additional shares of common stock to the 2005 Stock Incentive Plan, on Form S-8 of our report dated February 16, 2011 relating to our audits of the financial statements and schedule as of December 31, 2010 and 2009, and for the years then ended of Bluefly, Inc., which appears in Bluefly, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ WeiserMazars LLP

New York, NY
February 18, 2011